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                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
HCC Insurance Holdings, Inc.:

We consent to use of our audit report incorporated by reference herein dated March 26, 1999, with respect to the consolidated financial statements of The Centris Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998.


/s/ KPMG LLP
Los Angeles, California
March 6, 2000